CONTRACT FOR PROFESSIONAL CONSULTING SERVICES

This professional consulting agreement is entered into by and between Bart Lawrence, whose principal place of business is 2485 West Broadway #109, Vancouver, BC V6K 1E8, CANADA, hereafter referred to as "Consultant", and maxxZone.com Inc., a business entity duly organized and operating under the laws of the State of Nevada, whose business address is 1770 N. Green Valley Parkway, Suite 3214, Henderson,
Nevada,  89014,  U.S.A.,  hereafter referred to  as  "maxxZone."  Both
Consultant and maxxZone may be collectively referred to as the "parties."

       In   consideration  of  the  mutual  promises,  covenants   and
representations made herein, the parties agree as follows:

      WHEREAS, maxxZone is a business entity duly organized and operating under the laws of the State of Nevada; and

     WHEREAS, maxxZone is engaged in the lawful business of developing and marketing for sale sporting goods; and,

      WHEREAS, maxxZone desires to establish a professional consulting relationship with Consultant, for the main purpose of having Consultant endeavor to use his professional expertise towards identifying and presenting maxxZone with prospective business entities to enter into advantageous partnerships with maxxZone including but not exclusive to strategic marketing and sales alliances, joint-ventures or mergers; and otherwise provide maxxZone with Canadian and USA business strategies advice.

     WHEREAS, Consultant is desirous of formalizing a contractual Relationship with maxxZone for the express purpose of identifying potential products for acquisition by maxxZone; for the purpose of facilitating prospective business entities to enter into advantageous partnerships with maxxZone; and otherwise provide maxxZone with advice concerning business strategies for Canada and USA


THUS, THE PARTIES AGREE AS FOLLOWS:

ARTICLE  ONE:  IDENTIFICATION  OF THE PARTIES  TO  BE  BOUND  BY  THIS
AGREEMENT

Section 1.01   Parties to this agreement are Consultant and maxxZone.

Section 1.02 For the purposes of this agreement, the parties' respective addresses are:

        maxxZone.com  Inc:   1770 N. Green Valley Parkway,  Suite 3214,
                             Henderson, Nevada, 89014, U.S.A.
               Consultant:   2485 West Broadway #109, Vancouver,  BC
                             V6K 1E8, CANADA

Section 1.03 Any formal notices or communications needed to be made pursuant to this agreement, with the exception of typical daily communications necessary in order to fulfill the services which are the subject matter of this agreement, must be made to the respective parties at the addresses indicated in Section 1.02



                                                                     1
Lawrence-maxxZone S-8 Agreement






ARTICLE TWO: THE TERM OF THIS AGREEMENT

Section 2.01 This agreement, and the covenants and obligations assumed by the parties hereunder, shall last for a specific term of TWO Years from the date this agreement is signed by the parties hereto. If the parties hereto do not sign this agreement on the same day, then the term of the agreement shall be for TWO Years from the latter date this agreement is signed by either party.

Section 2.02 After this agreement becomes effective by both parties signing it, and after the term expires, this agreement may be renewed for another TWO Years term, as long as both parties are amenable to such a renewal. This renewal shall be accomplished by the parties signing a letter of renewal at least thirty (30) days before the original or pending twenty-four months term expires. This letter of renewal need only refer to this agreement and this subsection, and essentially state that both parties agree to a single twenty-four months extension. Both parties must sign the letter of renewal. Once signed, the exact terms of this contract will be extended another twenty-four months, along with the same obligations and consideration on each parties behalf, that is, Consultant will continue to provide the same services provided for herein to maxxZone, and maxxZone will compensate Consultant similarly as provided for in the first or then pending twenty-four months term.

Section 2.03 If the parties do decide to renew the terms of this agreement for a successive TWO Years term, all of the terms, provisions, covenants and obligations of this agreement will be renewed, unless otherwise modified pursuant to the express agreement of the parties herein.

ARTICLE THREE: TERMINATION OF THIS AGREEMENT

Section 3.01 If, after the original term of this agreement, neither maxxZone or Consultant desires to continue on with the provisions hereof, then the declining party shall communicate this fact to the other at least thirty days before the expiration of the twenty-four months term, and the contract will lapse due to expiration of time.

Section 3.02 If, however, either party commits a material breach of the covenants and obligations assumed hereunder, then, for cause, the non-breaching party may choose to terminate this agreement, and stop either performing the services called for herein, or cease paying the consideration called for in this agreement. A material breach of this agreement will mean either party's failure to live up to the covenants and obligations assumed hereunder. If either party believes that a material breach of this agreement has, or is about to occur, then the ostensible non-breaching party shall communicate in writing with the breaching party and attempt to resolve any dispute. If the dispute cannot be resolved, then the parties agree to submit the dispute to arbitration. The parties shall choose an arbitrator from the list of arbitrators available at the Clark County Superior Court, Nevada. The parties shall bear the costs of arbitration equally. The parties agree that the arbitration shall be non-binding and shall be governed by the rules set forth in the Nevada Code of Civil Procedure applying to Civil Arbitration. The parties agree that if arbitration or other legal proceedings need to be initiated to enforce the terms or provisions of this agreement,
     the  prevailing  party,  as  that  party  is  determined  by   an
     arbitrator or a court of competent jurisdiction, shall have the right to recover all costs and reasonable attorneys fees. Both parties agree to submit to the jurisdiction of the Superior Court for the State of Nevada, County of Carson City.



                                                                     2
Lawrence-maxxZone S-8 Agreement






ARTICLE FOUR: COVENANTS UNDERTAKEN BY THE PARTIES -
             SERVICES AND CONSIDERATION THEREFOR

Section 4.01 Consultant agrees to perform the following consulting services on maxxZone's behalf:

     a. Meeting and conferring with maxxZone's management, board of directors, officers, accountants, managers, employees and the like in reviewing strategic alliance and partnership opportunities for Canada and USA; and

     b. Reviewing such documentation as Consultant may find necessary in evaluating prospective business entities seeking to enter into advantageous partnerships with maxxZone including strategic marketing and sales alliances, joint ventures or mergers on behalf of maxxZone,

     c. Performing any cost analysis that Consultant determines is necessary in formulating plans, advice, recommendations and proposals to maxxZone regarding potential strategic marketing and sales alliances; and

     C. Consultant shall render such consulting services under this Agreement at own cost

Section 4.02 As compensation for the faithful services assumed herein by Consultant, maxxZone agrees to pay to Consultant THREE MILLION (3,000,000) shares of common securities in maxxZone.

     a. It is agreed to by the parties hereto that said payment of stock shall become due and payable immediately upon the execution of this agreement.

     b. It is also expressly agreed to by the parties hereto that said
     payment of     FREE-TRADING stock by maxxZone to Consultant shall
     be non-cancelable.

Section 4.03 maxxZone also agrees to reimburse Consultant for any and all reasonable costs incurred by Consultant in the performance of the duties undertaken by this agreement, including, but not limited to: travel expenses, and long distance phone charges.



                                                                     3
Lawrence-maxxZone S-8 Agreement






ARTICLE FIVE: MODIFICATION

Section 5.01 This agreement, and the terms hereunder, cannot be modified unless by a signed writing executed by the parties hereto. The parties acknowledge that this agreement is the final expression of their agreement, and merges any and all previous oral and written agreements, negotiations and communications.

ARTICLE SIX: GOVERNING LAW

Section 6.01 This agreement shall be governed and interpreted by the laws of the State of Nevada.

ARTICLE SEVEN: EFFECT OF WAIVER

Section 7.01 The waiver by either party of any particular clause or part of this agreement, or any obligation hereunder, shall not constitute a waiver of any or all of the remaining portions of this agreement. Likewise, the waiver by either party of any specific remedy, or part thereof, provided for under this agreement, shall not limit the waiving party's right to any other remedy provided for under the law of the State of Nevada.

ARTICLE EIGHT: AUTHORITY TO BIND PRINCIPALS

Section 8.01 Each party hereto acknowledges that they have complete authority to enter into this agreement either individually, or in a representative or agency capacity with a corporate, or other business entity.

ARTICLE NINE: NO EMPLOYMENT RELATIONSHIP

Section 9.01 It is recognized and affirmed by the parties hereto, that Consultant is an independent contractor. Neither Consultant nor Consultant's employees (if any) or contract personnel are, or shall be deemed, maxxZone's employees. In its capacity as an independent contractor, Consultant agrees and represents, and maxxZone agrees, as follows:

          a. Consultant reserves the right to perform services for others during the term of this agreement; however, Consultant will not perform services for any competitors of maxxZone's during the term of this agreement, or for a period of two years after the services rendered under this Agreement have been completed.

          b. Consultant has the sole right to control and direct the means, manner and method by which it performs the services to be rendered pursuant to this agreement. Consultant has the right to perform the services required under this agreement at any place or location or at any time it determines is appropriate.

          c. Consultant has the power to hire assistants, subcontractors, or to use employees or contract personnel to provide the services agreed to herein. The services to be provided by Consultant to maxxZone are
     to   be  performed  solely  by  Consultant,  or  any  assistants, subcontractors, employees or contract personnel whom Consultant deems are necessary to perform said services. maxxZone shall not hire, supervise or control any assistants to help Consultant, and neither shall maxxZone provide any training to said personnel. maxxZone shall not require that Consultant, or any of Consultant's employees, assistants, contract personnel or subcontractors devote full time to the services to be performed herein.



                                                                     4
Lawrence-maxxZone S-8 Agreement






          d. Consultant has complied with all federal, state and local laws requiring business permits, certificates, and licenses required to carry out the services to be performed under this agreement.

          e.   maxxZone will not withhold FICA from Consultant's payments or
     make FICA      payments on Consultant's behalf;  maxxZone will not
     make state or federal unemployment compensation contributions on Consultant's behalf; or, withhold state or federal income taxes from Consultant's payments.

          f. Consultant understands that neither Consultant nor Consultant's employees or contract personnel are eligible to participate in any
     employee pension, health,     vacation pay, sick pay, or other fringe
     benefit plan of maxxZone.

          g. maxxZone shall not obtain workers' compensation insurance on behalf of Consultant or any of Consultant's employees, or contract personnel. If Consultant does have to hire employees or contract personnel in order to perform the services contemplated under this agreement, then Consultant will bear all responsibility for acquiring workers' compensation insurance and agrees to hold maxxZone harmless from any claim for workers' compensation benefits filed by one of Consultant's employees, subcontractors or contract personnel in performing the services rendered under this Agreement. Consultant also agrees to hold maxxZone harmless from all costs and attorney's fees in the event that any claim contemplated under this section by one of Consultant's employees or contract personnel is filed.

          h.   maxxZone shall make no state or federal unemployment compensation
     payments   on   behalf  of  Consultant  or  any  of  Consultant's
     subcontractors, employees, or contract personnel. Consultant will not be entitled to these benefits in connection with work performed under this agreement.

ARTICLE TEN: CONFIDENTIAL INFORMATION

Section 10.01 The parties understand and acknowledge that each of them (and their respective employees, consultants and subcontractors) may have disclosed to it, in connection with the rendition of services and performance of their obligations of this agreement, confidential and/or proprietary information of the other party. The parties hereto agree that said confidential or proprietary information shall be held strictly confidential, and that should legal action become necessary to enforce this clause, the non-breaching party shall recover costs and attorney's fees as expressed herein.



                                                                     5
Lawrence-maxxZone S-8 Agreement






ARTICLE ELEVEN: ASSIGNMENT

Section 11.01 Neither party hereto may assign this Agreement without the prior written consent of the other party signed by such other party's duly authorized representative, which consent may be given or withheld in the sole discretion of the applicable party whose consent is requested.

ARTICLE TWENTY-FOUR: NOTICES

Section 12.01 All notices in connection with this agreement shall be deemed given as of the day they are sent by electronic transmission, sent by facsimile or deposited with a commercial courier for delivery to other party at the following addresses:

     maxxZone:
     1770  N. Green Valley Parkway, S 3214, Henderson, Nevada,  89014,
     U.S.A.
     and
     Consultant:
     2485 West Broadway #109, Vancouver, BC V6K 1E8, CANADA

maxxZone.com, Inc.

     By:  /s/ Roland Becker
          ---------------------
          Roland Becker

     Its: President/CEO

     Dated: December 17, 2003


CONSULTANT


     By:  /s/ Bart Lawrence
          ---------------------
          Bart Lawrence

     Dated: December 17, 2003









                                                                     6
Lawrence-maxxZone S-8 Agreement